Exhibit 99.1
NEWS from
808 Travis, Suite 1320
Houston, Texas 77002
(713) 780-9494
Fax (713) 780-9254

Contact:
Robert C. Turnham, Jr., President	Traded: NYSE (GDP)
David R. Looney, Chief Financial Officer
FOR IMMEDIATE RELEASE
GOODRICH PETROLEUM ANNOUNCES PURCHASE OF RESERVES, EXPANSION
OF HAYNESVILLE SHALE ACREAGE AND UPDATED HAYNESVILLE SHALE
DRILLING ACTIVITIES
Houston, Texas — May 29, 2008. Goodrich Petroleum Corporation (“GDP”) today announced the acquisition of additional interests in the Cotton Valley trend, which increases its net exposure in the Haynesville Shale to approximately 30,000 net acres. The Company also announced updated Haynesville drilling activity at Bethany-Longstreet and plans for the Longwood field.
The Company has signed a definitive purchase and sale agreement with a private party to acquire approximately 3,250 net acres in the Haynesville Shale trend and 12.3 Bcfe of proved reserves (75% developed) associated with the shallower Hosston and Cotton Valley formations in the Longwood field of Caddo Parish, Louisiana. The Company is acquiring the acreage and reserves for $32 million, in an all-stock transaction. The Company has issued approximately 900,000 shares of Goodrich Petroleum common stock based on the average of the 20-day volume weighted average prices from April 28-May 20th, with a requirement that the shares be registered within 23 days. The Company is purchasing interests in 25 gross wells, with approximately 1,200 Mcfe per day of net production. The Company has plans to drill two new vertical wells and re-enter another to test the Haynesville Shale at Longwood by the end of the year.
As announced in conjunction with the Company’s first quarter earnings, the Company’s initial vertical Haynesville Shale well in the Bethany-Longstreet field, the James Cook No.1, tested at an initial flow rate of just over 1,000 Mcf per day. Additionally, the Company has drilled and logged its second vertical Haynesville Shale well at Bethany-Longstreet, the Clarence Brown No.1, which encountered approximately 230’ of net Haynesville Shale with significant gas shows recorded throughout the section. The Company plans to complete the Clarence Brown No.1 within the next 30 days and to spud its initial horizontal Haynesville test in approximately 90 days.
Certain statements in this news release regarding future expectations and plans for future activities may be regarded as “forward looking statements” within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as financial market conditions, operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.
Goodrich Petroleum is an independent oil and gas exploration and production company listed on the New York Stock Exchange. The majority of its properties are in Louisiana and Texas.